Exhibit 99.1
Investor Update

Investor Update: July 30, 2013

This investor update provides JetBlue’s investor guidance for the third quarter ending September 30, 2013 and full year 2013.

Recent Announcements

JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date
Hartford, CT – Fort Myers, FL	1x Daily (seasonal)	October 24, 2013
Hartford, CT – Tampa, FL	1x Daily	October 24, 2013
New York, NY (JFK) – Port-au-Prince, Haiti*	1x Daily	December 5, 2013
Fort Lauderdale, FL – Port-au-Prince, Haiti*	2x Daily	December 5, 2013

*Subject to receipt of government approval

Capacity

Third quarter 2013 available seat miles (ASMs) are estimated to increase 3.5% to 5.5% year-over-year. Full year 2013 ASMs are estimated to increase 5.5% to 7.5% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Third Quarter 2013     Full Year 2013

A320     E190        A320     E190
85%     15%         85%     15%

Average stage length is projected to be approximately 1,084 miles during the third quarter of 2013 versus 1,094 miles during the same prior year period and approximately 1,089 miles for the full year 2013 versus 1,085 miles for the full year 2012.

Operational Outlook

	Third Quarter	Full Year
	2013	2013
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense (CASM)	1.0% - 3.0%	0.5% - 2.5%
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing) †	3.0% - 5.0%	2.5% - 4.5%

† During the first quarter 2013, JetBlue began excluding the variable component of profit sharing from its CASM guidance. Unit operating expenses excluding fuel and including the effects of this change were 7.15 cents, 6.92 cents, 6.63 cents and 7.26 cents for the first, second, third and fourth quarters of 2012, respectively. CASM Ex-Fuel and Profit Sharing is a non-GAAP financial measure. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Please see the GAAP to non-GAAP reconciliation along with additional information regarding the use of this non-GAAP measure at the end of this update.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

	Third Quarter	Full Year
	2013	2013
Fuel Expense
Estimated Consumption (gallons)	159 million	604 million
Estimated Fuel Price per Gallon, Net of Hedges *	$3.10	$3.13 **

* Includes fuel taxes and fixed forward price (FFP) agreements.
** JetBlue utilizes Bloomberg consensus for Brent crude and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its full year fuel price.  As of July 26, 2013, median Bloomberg consensus for Brent crude per barrel was $106 for the fourth quarter of 2013 and the crack spread averaged $22 per barrel.

Fuel Hedges
As of July 26, 2013 JetBlue’s advanced fuel derivative contracts for the next twelve months are as follows:

	Gallons	Estimated Percentage	Price
		of Consumption
3Q13	47 million	30%	•18% in USGC jet fuel swaps at an average of $2.97/gal •8% in jet call options with average cap at $3.18/gal •4% in Brent crude collars with the average cap at $113/bbl and the average put at $101/bbl
4Q13	41 million	27%	•19% in USGC jet fuel swaps at an average of $2.93/gal •8% in jet call options with average cap at $3.18/gal
1Q14	11 million	7%	•7% in USGC jet fuel swaps at an average of $2.89/gal
2Q14	11 million	7%	•7% in USGC jet fuel swaps at an average of $2.87/gal

In addition to its advanced fuel derivative contracts, JetBlue has entered into fixed forward price agreements for 14% of expected 3Q13 consumption at an average price of $2.95, 12% of expected 4Q13 consumption at an average price of $2.91, 2% of expected 1Q14 consumption at an average price of $2.75, and 2% of expected 2Q14 consumption at an average price of $2.75. Note that all FFP prices are based on USGC indexed average jet fuel prices.

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($35) and ($40) million in the third quarter and between ($150) and ($160) million for the full year.

Tax Rate
JetBlue expects an annual effective tax rate of approximately 40%. However, the actual tax rate in both third quarter and full year 2013 could differ due to the non-deductibility of certain items for tax purposes.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Capital Expenditures
(In millions)
Third Quarter 2013              Full Year 2013

    Aircraft Non-aircraft         Aircraft Non-aircraft

     $20     $75 $410 $235

Aircraft Delivery Schedule

As of June 30, 2013 JetBlue’s fleet was comprised of 127 Airbus A320 aircraft and 59 EMBRAER 190 aircraft. 69 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018. In addition, JetBlue plans to take delivery of 40 Airbus A320neo aircraft between 2018 and 2021.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

3Q13	3	3	-	-	-	-	-	-	-
4Q13	-	-	-	4	4	-	1	1	-
Total at Year End	130	85	30	4	4	0	60	29	30

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Third Quarter 2013
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $11 million	282.3	282.4	$-
$11 million - $15 million	282.3	309.8	$1
$15 million or greater	282.3	342.9	$3

	Full Year 2013
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $42 million	281.5	281.5	$-
$42 million - $57 million	281.5	306.3	$4
$57 million or greater	281.5	339.5	$10

*** Net of taxes
These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. These share count estimates do not include any share repurchases that may occur throughout 2013 under JetBlue’s share buyback program. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

During the second quarter of 2013, JetBlue repurchased approximately 11,000 shares at a weighted average price of $6.00.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

NON-GAAP FINANCIAL MEASURE (*)
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING
(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended June 30,
	2013		2012
	$	per ASM	$	per ASM
Total operating expenses	$1,233	11.48	$1,147	11.51
Less: Aircraft fuel and related taxes	465	4.33	450	4.52
Operating expenses, excluding fuel	768	7.15	697	6.99
Less: Profit sharing	—	—	7	0.07
Operating expense, excluding fuel & profit sharing	$768	7.15	$690	6.92
(*) Refer to our “Regulation G Reconciliation” note at the end of our Investor Update for more information on this non-GAAP measure

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book;  changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Regulation G Reconciliation

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use as a measure of our performance.

CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.

We believe this non-GAAP measure provides a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

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JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com